RITTENHOUSE
                     Rittenhouse Financial Services, Inc.





                              November 30, 1992




Mr. John H. McCoy
NRM Investment Company
919 Conestoga Road
Suite 201
Rosemont, PA  19010

     Re:  NRM Investment Company
          $17,000,000 Bond Portfolio

     This letter is to confirm the basis upon which you have retained Rittenhouse Financial Services, Inc. ("RFS, "we" or "our"), as an Investment Adviser.

     We shall from time to time make recommendations to you with respect to purchases and sales on a nondiscretionary basis in accordance with the investment policy and guidelines specified in Section IV of Schedule A attached hereto. Unless otherwise notified by you, we shall advise you on the basis that requisite liquidity will be achieved by investment in accordance with the investment guidelines and investment restrictions specified in
Section IV of Schedule A, and unless you have advised us in writing that all of your financial assets are included in the portfolio as set forth in
Section I of Schedule A attached hereto (the "Portfolio"), RFS does not assume diversification responsibility for your assets.

     Should there be any changes of your investment objectives or investment restrictions, such changes must be brought to the attention of RFS in order to allow RFS to revise your Schedule A accordingly. Unless you notify RFS in writing of specific restrictions, the investments recommended for your Portfolios shall be deemed not to be restricted under any current or future laws or by virtue of the terms of any other contract or instrument purporting to bind you or RFS.

     Following the effective date of this agreement and in consideration of our investment advisory services, you will pay RFS $10,000.00 annually. Such fee will be pro-rated for any portion of a billing period during which this agreement is in effect.

Mr. John McCoy                                                November 30, 1992


     You acknowledge that the advisory fees to be charged to you may differ from the fee charged to some other clients of RFS based upon account size, the relationship among accounts, investment objectives, services rendered or available and other factors.

     At your request and otherwise whenever we deem it appropriate, we will prepare and provide you with schedules of securities or statistical data regarding the activity and positions in your Portfolios.

     We have assumed no responsibility under this agreement other than to render the services called for hereunder. We shall be liable, in carrying out our duties hereunder, for actions and omissions constituting violations of the Investment Advisers Act of 1940 and other securities laws to the extent provided in such laws, but shall not otherwise be liable with respect to the services rendered or not rendered hereunder for any mistake of judgment or otherwise.

     You understand that RFS will be acting in a similar capacity for other institutional and individual customers (including customers with discretionary accounts and customers with whom it may be affiliated) and that recommendations regarding investments and reinvestments for your Portfolios may differ from those made or recommended with respect to other portfolios and customers even though the investment objectives may be the same or similar.

     You represent and warrant that you are authorized to enter into this agreement, that the engagement of RFS as described herein is authorized by law and by corporate action (or, if you are not a corporation, by other appropriate and legally effective action) and that there are no restrictions or limitations on the investment of your assets, their management or any other activity contemplated by this agreement other than as may be set forth in Section IV of Schedule A to this agreement. You further represent and warrant that our advice and recommendations will be treated with the strictest confidence and used only with respect to the Portfolios. You shall indemnify RFS and hold it harmless against any and all losses, costs, claims and liabilities which it may suffer or incur arising out of a breach of such representations and warranties.

     We shall have no obligation to seek to obtain any material non-public information about any issuer of securities, or to recommend for purchase or sale, for your Portfolios the securities of any issuer on the basis of any such information as may come into our possession.

     You hereby acknowledge that you have received a copy of Part II of RFS's Form ADV Registration Statement. Not withstanding any terms to the contrary herein, if you have received RFS's Form ADV Registration Statement less than 48 hours before entering into this agreement, you shall have the right to terminate this agreement within five business days after your execution of this agreement without penalty.



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

Mr. John McCoy                                              November 30, 1992

     This agreement may not be amended except by a writing signed by both the parties hereto. By vote of your Board of Directors, or by a majority vote of the outstanding shares of the Company, you may terminate this agreement without the payment of any penalty at any time, by written notice to RFS, and we may terminate this agreement upon 30 days written notice. This agreement shall terminate in the event of an assignment by either party.

     Schedule A may be revised by mutual consent from time to time and shall constitute an amendment to this agreement replacing the then current Schedule A when and as initialed for identification by the parties and attached hereto.

     Any controversy arising out of or relating to this agreement shall be finally settled by arbitration in Philadelphia, Pennsylvania, in accordance with the rules then in effect, of the American Arbitration Association. This agreement to arbitrate does not constitute a waiver by the undersigned of the right to seek a judicial forum where such a waiver would be void under the federal securities law.

     The effective date of this agreement is January 2, 1993 or upon approval by the vote of a majority of the outstanding voting securities of the Company, whichever is later.

     If the agreement set forth herein is acceptable to you, please so indicate by signing the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and RFS as of the date of such acceptance, and return it to the undersigned.

                                            Sincerely,

                                            RITTENHOUSE FINANCIAL SERVICES, INC.


                                            By
                                               ---------------------------------
                                                 George W. Connell, President


                                             NRM INVESTMENT COMPANY


                                            By
                                               ---------------------------------
                                                    John H. McCoy, Chairman



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

Mr. John McCoy                                                November 30, 1992


                      RITTENHOUSE FINANCIAL SERVICES, INC.
                                   SCHEDULE A


I. The Portfolio is as set forth on Exhibit I as attached hereto and all subsequent additions thereto of which RFS is given notice, and all other property acquired as earnings thereon, proceeds therefrom, or in substitution therefor, less authorized payment by the Custodian (if applicable).

II. The persons authorized to give consents, approvals and otherwise bind the Portfolio in all respects are each of the individuals listed below or, if none is indicated, each of the individuals signing this agreement, each of whom may act alone:

              NAME                 ADDRESS

        John H. McCoy          919 Conestoga Rd.
                               Rosemont, Pa. 19010

        Thomas Kilcullen       4 Carriage Way
                               Berwyn, Pa.  19312

III.    Type of Portfolio

        [ ]   Equity and Cash Equivalent
        [ ]   Equity Only
        [ ]   Fixed Income and Cash Equivalent
        [ ]   Fixed Income Only
        [ ]   Balanced
        [ ]   --------------------------------


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

Mr. John McCoy                                                November 30, 1992


IV. The investment policy, investment guidelines and investment restrictions are:

        Rittenhouse Financial Services, Inc. will be guided by NRM Investment Company's prospectus and the Investment Company Act of 1940.


V. The fee shall be: $10,000.00 a year payable in four equal installments at the close of every calendar quarter.

        Who is to be billed:



                    Attached to and forming part of an Agreement date:  1/2/93
                                                                        ------

                    INITIALED FOR IDENTIFICATION:

                    RFS:


                    -----------------------------------------


                    NRM INVESTMENT COMPANY:


                    -----------------------------------------



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